IMPORTANT NEWS ABOUT WILSHIRE VARIABLE INSURANCE TRUST

December 29, 2006

Dear Shareholder:

The Board of Trustees of Wilshire Variable Insurance Trust (the “Trust”) initially approved the appointment of BlackRock Financial Management, Inc. (“BlackRock”) as an additional subadviser to the Income Fund at a Board meeting held on August 7, 2003. When BlackRock commenced services to the Income Fund, BlackRock, Inc. was the parent of BlackRock. On September 30, 2006, BlackRock, Inc. and Merrill Lynch & Co., Inc. (“Merrill Lynch”) closed a merger transaction between Merrill Lynch’s investment business and BlackRock, Inc. which resulted in the formation of a new independent company operating under the “BlackRock” name. The closing of transactions relating to this merger resulted in a change of control of BlackRock, therefore terminating the former subadvisory agreement between Wilshire Associates Incorporated and BlackRock.

The next few pages of this package feature more information about the change in control and the Board’s approval of a new subadvisory agreement between Wilshire Associates Incorporated and BlackRock. Please take a few moments to read them and call us at 1-888-200-6796 if you have any questions.

On behalf of the Board of Trustees, I thank you for your continued investment in Wilshire Variable Insurance Trust.

Sincerely,

Lawrence E. Davanzo

President

WILSHIRE VARIABLE INSURANCE TRUST

INFORMATION STATEMENT

TO SHAREHOLDERS OF THE

INCOME FUND

This document is an Information Statement and is being furnished to shareholders of the Income Fund (the “Fund”), a series of Wilshire Variable Insurance Trust (the “Trust”), in lieu of a proxy statement pursuant to the terms of an exemptive order issued by the Securities and Exchange Commission (the “SEC”). Wilshire Associates Incorporated (“Wilshire”) serves as the investment adviser for the Trust. The exemptive order permits Wilshire and the Board of Trustees of the Trust (the “Board”) to employ additional subadvisers, terminate subadvisers, and modify subadvisory agreements without prior approval of the Trust’s shareholders.

Under the SEC order, if Wilshire and the Board retain a new subadviser or materially change an existing subadvisory agreement between Wilshire and a subadviser, Wilshire is required to provide an Information Statement to contract owners of the affected portfolios of the Trust explaining any changes and disclosing the aggregate fees paid to the subadvisers as a result of those changes. The Board reviews the subadvisory agreements annually. A form of subadvisory agreement is attached to this Information Statement as Appendix A.

This Information Statement is being mailed on or about December 29, 2006 to the shareholders of the Fund of record as of December 1, 2006 (the “Record Date”). BlackRock will bear the expenses incurred in connection with preparing and mailing this Information Statement. As of the Record Date, 9,989,572.863 shares of the Income Fund were issued and outstanding. Information on shareholders who owned beneficially 5% or more of the shares of the Fund as of the Record Date is set forth in Appendix B. To the knowledge of the Trust, the executive officers and Trustees of the Trust as a group owned less than 1% of the outstanding shares of the Fund and of the Trust as of the Record Date.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY.

Change in Control of Subadviser to the Income Fund

On August 7, 2003, the Board approved BlackRock Financial Management, Inc. (“BlackRock” or the “Subadviser”) to provide subadvisory services with respect to a portion of the Income Fund (the “Fund”). At such time, BlackRock Inc. was the parent of BlackRock. On September 30, 2006, BlackRock, Inc. closed a merger transaction between Merrill Lynch’s investment management business and BlackRock, Inc. The closing of the transactions resulted in a change of control of BlackRock, therefore terminating the former subadvisory agreement between Wilshire and BlackRock. The transactions will have no impact on the day-to-day operations of BlackRock or its ability to carry out obligations to the Fund. On August 15, 2006, the Board approved a new subadvisory agreement between Wilshire and BlackRock to take effect upon the closing of the transaction between Merrill Lynch and BlackRock, Inc., which contains the same terms as the previous subadvisory agreement including the same fee structure. The only difference in the new subadvisory agreement is the effective date and termination date. Wilshire continues to oversee all of the subadvisers to all of the Funds of the Trust.

No officers or Trustees of the Trust are officers, employees, directors, general partners or shareholders of the Subadviser. In addition, since January 1, 2005, the beginning of the Trust’s last fiscal year, no Trustee of the Trust has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which the Subadviser, any person controlling, controlled by or under common control with the Subadviser or any person controlling, controlled by or under common control with such entities was or is to be a party. However, during such time period, George Zock, a Trustee of the Trust, provided consulting services to an entity controlled by Merrill Lynch.

At the meeting on August 15, 2006, in connection with the review of the new subadvisory agreement between Wilshire and BlackRock (the “Agreement”), the Board evaluated information provided by Wilshire and BlackRock in accordance with Section 15(c) of the Investment Company Act of 1940, as amended (the “1940 Act”).

The information in this summary outlines the Board’s considerations associated with its approval of the Agreement. In connection with its deliberations, the Board considered such information and factors as it believed to be relevant. As described below, the Board considered the nature, extent and quality of the services performed by the Subadviser under the existing subadvisory arrangement; comparative fees as provided by the Subadviser; the profits to be realized by the Subadviser; the extent to which the Subadviser realizes economies of scale as the Fund grows; and whether any fall-out benefits are being realized by the Subadviser. In considering these matters, the Board was advised with respect to relevant legal standards by independent counsel. In addition, the Trustees who are not “interested persons” of the Company as defined in the 1940 Act (the “Independent Trustees”) discussed the approval of the Agreement with management and in private sessions with counsel at which no representatives of Wilshire or the Subadviser were present.

As required by the 1940 Act, approval of the Agreement was confirmed by the unanimous separate vote of the Independent Trustees. In deciding to approve the Agreement, the Board did not identify any single factor as controlling and this summary does not describe all of the matters considered. However, the Board concluded that each of the various factors referred to below favored such approval.

The Board, including all the Independent Trustees, considered the Agreement pursuant to a process that concluded at the Board’s August 15, 2006 meeting, following an extensive process. At the direction of the Independent Trustees, counsel to the Trust and the Independent Trustees sent a memorandum to the Adviser requesting information regarding the Agreement to be provided to the Trustees in advance of a meeting of the Contract Review Committee (which is comprised of all the Independent Trustees) held on August 14, 2006. Based upon a review of such information, counsel sent a follow-up memorandum, on behalf of the Independent Trustees, requesting additional information to be considered at the August 14, 2006 meeting.

In response to the requests for information, the Trustees received information from the Subadviser describing: (i) the nature, extent and quality of services provided; (ii) the investment performance of the Subadviser in connection with the Fund; (iii) the financial condition of the Subadviser; (iv) the extent to which economies of scale are realized as the Fund grows; (v) whether fee levels reflect any possible economies of scale for the benefit of Fund shareholders; (vi) comparisons of services rendered and amounts paid by other registered investment companies and any comparable advisory clients; and (vii) benefits realized by the Subadviser from its relationship with the Fund. The Independent Trustees also received a memorandum from counsel describing their duties in connection with contract approvals, and they were assisted in their review by independent legal counsel.

Following the receipt of all information, the Contract Review Committee met on August 14, 2006 to discuss the information provided. Following its evaluation of all materials provided, the Contract Review Committee concluded that it was in the best interests of the Fund to approve the Agreement and recommended to the Board that the Agreement be approved. At its meeting on August 15, 2006, the Board considered the recommendation of the Contract Review Committee along with the other factors that the Board deemed relevant.

The Board considered the nature, extent and quality of services to be provided under the Agreement. The Board considered the reputation, qualifications and background of the Subadviser, investment approach of the Subadviser, the experience and skills of investment personnel responsible for the day-to-day management of the Fund, and the resources made available to such personnel. The Board also considered the Subadviser’s compliance with investment policies and general legal compliance. In addition, the Board considered the analysis provided under the Adviser’s oversight program, which concluded that the Subadviser was providing reasonable services and recommended that the Agreement be approved.

Based upon all relevant factors, the Board concluded that the investment performance of the Subadviser exceeded acceptable levels of investment performance and, therefore, was satisfactory.

The Board considered the Fund’s subadvisory fees. The Board evaluated the competitiveness of the subadvisory fees based upon data supplied by the Subadviser about the fees charged to other clients. The Subadviser reported that fees for similarly sized other clients with comparable investment policies and services were not lower than the fees charged to the Adviser for the Fund. The Board also considered that the subadvisory fee rate was negotiated at arm’s length between the Adviser and the Subadviser, that the Adviser compensates the Subadviser from its fees, and that the aggregate advisory fee was deemed reasonable by the Board. Based upon all of the above, the Board determined that the subadvisory fees for the Fund were reasonable.

The Board noted that the Adviser compensates the Subadviser from its own advisory fees and that the fees were negotiated at arm’s length between the Adviser and the Subadviser. In addition, the Board noted that the revenues to the Subadviser were limited due to the size of the Fund. Accordingly, the Board concluded that they need not review estimated levels of profits to the Subadviser in order to conclude, as they did, that profitability to the Subadviser was not unreasonable.

The Board considered whether there are economies of scale with respect to the subadvisory services provided to the Fund and whether the subadvisory fees reflect such economies of scale through breakpoints in fees. The Board also considered whether the effective subadvisory fee rate for the Fund under the Agreement is reasonable in relation to the asset size of the Fund. The Board concluded that the fee schedule for the Fund reflects an appropriate recognition of any economies of scale.

The Board also considered the character and amount of other incidental benefits received by the Subadviser. The Board considered the Subadviser’s soft dollar practices. The Board concluded that, taking into account the benefits arising from these practices, the fees charged under the Agreement are reasonable.

Based upon all of the information considered and the conclusions reached, the Board determined that the terms of the Agreement are fair and reasonable and that the approval of the Agreement is in the best interests of the Fund.

BlackRock

BlackRock, located at 40 East 52nd Street, New York, New York 10022 had approximately $1.075 trillion in assets under management as of September 30, 2006.

Members of BlackRock’s Investment Strategy Group are responsible for the day-to-day management of BlackRock’s portion of the Income Fund. BlackRock’s Investment Strategy Group includes the following individuals: Keith Anderson, Managing Director, Chief Investment Officer for Fixed Income, member of Management Committee, co-head of the Fixed Income Operating Committee, Chairman of the Investment Strategy Group and member of the Treasury Borrowing Advisory Committee, is responsible for global fixed income strategy, asset allocation and the overall management of client portfolios at BlackRock. Prior to founding BlackRock in 1988, Mr. Anderson was a Vice President in Fixed Income Research at The First Boston Corporation. Mr. Anderson earned a B.S. in economics and finance from Nichols College and a M.B.A. in business administration from Rice University.

Scott Amero, Managing Director, co-head of fixed income portfolio management, co-head of taxable credit research and a member of BlackRock’s Management Committee and Fixed Income Operating Committee, is a senior strategist and portfolio manager with specific responsibility for overseeing all credit-related fixed income sectors, and the short duration and corporate bond portfolios. Prior to joining BlackRock in 1990, Mr. Amero was a Vice President in Fixed Income Research at The First Boston Corporation. Mr. Amero earned a B.A. in applied math and economics from Harvard University and an M.B.A. in finance from New York University.

Andrew J. Phillips, Managing Director, portfolio manager and member of the Fixed Income Operating Committee, is primarily responsible for the consistent implementation of investment strategies across all total return accounts with a sector emphasis on mortgage securities. Prior to joining BlackRock in 1991, Mr. Phillips was a portfolio manager at Metropolitan Life Insurance Company. Mr. Phillips earned a B.S. in industrial and labor relations and an M.B.A. in finance, both from Cornell University.

In managing its portion of the Fund, BlackRock evaluates sectors of the bond market and individual securities within these sectors. BlackRock selects bonds from several sectors, including U.S. Treasuries and agency securities, commercial and residential mortgage-backed securities, collateralized mortgage obligations, asset-backed securities and corporate bonds. Securities are purchased for the Fund when BlackRock believes that they have the potential for above-average total return. A security will be sold if, in the opinion of BlackRock, the risk of continuing to hold the security is unacceptable when compared to its total return potential.

Aggregate Fees

Wilshire’s annual advisory fee for the Income Fund is 0.55% of the Fund’s average daily net assets. For the fiscal year ended December 31, 2005, the Trust paid Wilshire $704,299 in advisory fees for the Fund before waivers.

For the fiscal year ended December 31, 2005, the aggregate subadvisory fees paid by Wilshire to all subadvisers with respect to the Fund totaled $268,972. These aggregate subadvisory fees represent 0.21% of the average net assets of the Fund for the fiscal year ended December 31, 2005.

All subadvisory fees are paid by Wilshire and not the Funds. The fees paid by Wilshire to each subadviser depend on the fee rates negotiated by Wilshire and on the percentage of each Fund’s assets allocated to the subadviser by Wilshire. Because Wilshire pays each subadviser’s fees out of its own fees received from the Funds, there is no “duplication” of advisory fees paid.

Terms of New Subadvisory Agreement

The new subadvisory agreement with BlackRock (the “Agreement”) continues in force until August 31, 2007, unless sooner terminated as provided in certain provisions contained in the Agreement. The Agreement will continue in force from year to year thereafter so long as it is specifically approved for the Fund at least annually in the manner required by the 1940 Act.

The Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act) and may be terminated at any time without payment of any penalty by Wilshire or the Subadviser on sixty days’ prior written notice to the other party. The Agreement may also be terminated by the Fund by action of the Board or by a vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act) on sixty days’ written notice to the Subadviser by the Fund.

In addition, the Agreement may be terminated with respect to the Fund at any time without payment of any penalty by Wilshire, the Board, or a vote of a majority of the outstanding voting securities of the Fund in the event that Subadviser or any officers or directors of the Subadviser has taken any action which results in a material breach of the covenants of the Subadviser under the Agreement. The Agreement will automatically terminate with respect to the Fund if the Investment Advisory Agreement between Wilshire and the Fund is terminated, assigned or not renewed.

Additional Disclosure Regarding the Subadviser

The names and principal occupations of the principal executive officers and each director of BlackRock, all located at 40 East 52nd Street, New York, New York 10022, are listed below:

Name and Position	Principal Occupation/Title
Laurence Fink, Chairman	Chairman and Chief Executive Officer of BlackRock, Inc.
William Albertini, Director	Former Executive Vice President and Chief Financial Officer of Bell Atlantic Global Wireless, Inc.
Dennis Dammerman, Director	Former Vice Chairman of the Board and Executive Officer of General Electric Company; Chairman of General Electric Capital Services, Inc.
Bill Demchak, Director	Vice chairman and Head of Corporate & Institutional Banking of PNC Financial Services Group
Robert Doll, Director	Vice Chairman and Chief Investment Officer of Global Equities of BlackRock
Kenneth Dunn, Director	Dean and Professor of Financial Economics at the David A. Tepper School of Business at Carnegie Mellon University
Gregory Fleming, Director	President of Global Markets & Investment Banking of Merrill Lynch
Murry Gerber, Director	Chairman, President and Chief Executive Officer of Equitable Resources, Inc.
James Grosfeld, Director	Former Chairman and Chief Executive Officer of Pulte Corporation
Robert Kapito, Director	Vice Chairman and Head of Portfolio Management of BlackRock
David Komansky, Director	Former Chairman and Chief Executive Officer of Merrill Lynch
Sir Deryck Maughan, Director	Director of Kohlberg Kravis Roberts and Chairman of KKR Asia
Thomas O’Brien, Director	Former Chairman and Chief Executive Officer of PNC
Stan O’Neal, Director	Chairman, Chief Executive Officer and President of Merrill Lynch
Linda Gosden Robinson, Director	Chairman of Robinson Lerer & Montgomery, LLC
James Rohr, Director	Chairman and Chief Executive Officer of PNC and PNC Bank
Ralph Schlosstein, Director	President of BlackRock, Inc.

The following information was provided by BlackRock regarding other registered investment companies for which BlackRock acts as investment adviser or subadviser and which have investment objectives similar to that of the Fund:

FUND	FEE RATE	NET ASSETS AS OF 9/30/06
BlackRock Total Return Fund	40.0 bps flat fee	$370,529,809

Client A*	12.0 bps on first $1,000 million 5.0 bps on the balance	$2,064,741,961

*	Reduced pricing for Client A given the size of the overall relationship. BlackRock did not provide the Trust with the name of Client A.

General Information

The principal executive offices of the Trust and Wilshire are located at 1299 Ocean Avenue, Suite 700, Santa Monica, CA 90401. The Trust’s administrator and transfer and dividend disbursing agent is PFPC Inc., 760 Moore Road, King of Prussia, Pennsylvania 19406. The Trust’s distributor is PFPC Distributors, Inc., located at the same address. The Trust’s custodian is PFPC Trust Company, located at 8800 Tinicum Boulevard, 3rd Floor, Philadelphia, PA 19153. Counsel to the Trust and the Independent Trustees is Vedder, Price, Kaufman & Kammholz, P.C., 222 North LaSalle Street, Chicago, Illinois 60601.

The Trust will furnish, without charge, a copy of the most recent Annual Report and Semi-Annual Report to Shareholders of the Trust upon request. Requests for such reports should be directed to Wilshire Variable Insurance Trust, c/o PFPC Inc., P.O. Box 9807, Providence, Rhode Island 02940, or by calling 1-888-200-6796.

APPENDIX A

INVESTMENT SUB-ADVISORY AGREEMENT

This Investment Sub-Advisory Agreement (“Agreement”) is made as of the 30th day of September, 2006 by and between Wilshire Associates Incorporated, a California corporation (“Adviser”) and BlackRock Financial Management, a Delaware corporation (“Sub-Adviser”).

Whereas Adviser is the investment adviser of the Wilshire Variable Insurance Trust Funds (the “Fund”), an open-end diversified, management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), currently consisting of fourteen separate series or portfolios (collectively, the “Fund Portfolios”) including the Wilshire Variable Insurance Trust Growth Fund, the Wilshire Variable Insurance Trust Income Fund, the Wilshire Variable Insurance Trust Balanced Fund, the Wilshire Variable Insurance Trust Short-Term Investment Fund, the Wilshire Variable Insurance Trust Socially Responsible Fund, the Wilshire Variable Insurance Trust International Equity Fund, the Wilshire Variable Insurance Trust Small-Cap Growth Fund, the Wilshire Variable Insurance Trust 2010 Conservative Fund, the Wilshire Variable Insurance Trust 2010 Moderate Fund, the Wilshire Variable Insurance Trust 2010 Aggressive Fund, the Wilshire Variable Insurance Trust 2015 Moderate Fund, the Wilshire Variable Insurance Trust 2025 Moderate Fund, the Wilshire Variable Insurance Trust 2035 Moderate Fund and the Wilshire Variable Insurance Trust 2045 Moderate Fund;

Whereas Adviser desires to retain Sub-Adviser to furnish investment advisory services for the Fund Portfolio(s) as described in Exhibit 1 - Fund Portfolio Listing, as may be amended from time to time, and Sub-Adviser wishes to provide such services, upon the terms and conditions set forth herein;

Now Therefore, in consideration of the mutual covenants herein contained, the parties agree as follows:

1. Appointment Adviser hereby appoints Sub-Adviser to provide certain sub-investment advisory services to each Fund Portfolio for the period and on the terms set forth in this Agreement. Sub-Adviser hereby accepts such appointment and agrees to furnish the services set forth for the compensation herein provided.

2. Sub-Adviser Services Subject always to the supervision of the Fund’s Board of Trustees and Adviser, Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, such portion of the assets of each Fund Portfolio as Adviser shall from time to time designate (each a “Portfolio Segment”) and place all orders for the purchase and sale of securities on behalf of each Portfolio Segment. In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Fund and each Fund Portfolio and will monitor each Portfolio Segment’s investments, and will comply with the provisions of the Fund’s Declaration of Trust and By-laws, as amended from time to time, and the stated investment objectives, policies and restrictions of each Fund Portfolio as set forth in the prospectus and Statement of Additional Information for each Fund Portfolio, as amended from time to time, as well as any other objectives, policies or limitations as may be provided by Adviser to Sub-Adviser in writing from time to time.

Sub-Adviser will provide reports at least quarterly to the Board of Trustees and to Adviser. Sub-Adviser will make its officers and employees available to Adviser and the Board of Trustees from time to time at reasonable times to review investment policies of each Fund Portfolio with respect to each Portfolio Segment and to consult with Adviser regarding the investment affairs of each Portfolio Segment.

Sub-Adviser agrees that it:

(a) will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

(b) will conform with all applicable rules and regulations of the Securities and Exchange Commission in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities, including all portfolio diversification requirements necessary for each Portfolio Segment to comply with subchapter M of the Internal Revenue Code, as if each Portfolio Segment were the entire portfolio for the regulated investment company thereunder;

(c) to the extent directed by Adviser in writing, will execute purchases and sales of portfolio securities for each Portfolio Segment through brokers or dealers designated by management of the Fund to Adviser for the purpose of providing direct benefits to the Fund, provided that Sub-Advisor determines that such brokers or dealers will provide reasonable execution in view of such other benefits, and is hereby authorized as the agent of the Fund to give instructions to the Fund’s custodian as to deliveries of securities or other investments and payments of cash of each Portfolio Segment to such brokers or dealers for the account of the relevant Fund Portfolio. Adviser and the Fund understand that the brokerage commissions or transaction costs in such transactions may be higher, and that the Fund may receive less favorable prices, than those which the Sub-Adviser could obtain from another broker or dealer, in order to obtain such benefits for the Fund;

(d) is authorized to and will select all other brokers or dealers that will execute the purchases and sales of portfolio securities for each Portfolio Segment and is hereby authorized as the agent of the Fund to give instructions to the Fund’s custodian as to deliveries of securities or other investments and payments of cash of each Portfolio Segment for the account of each Fund Portfolio. In making such selection, Sub-Adviser is directed to use its best efforts to obtain best execution, which includes most favorable net results and execution of each Portfolio Segment’s orders, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. It is understood that Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or in respect of each Fund Portfolio, or be in breach of any obligation owing to the Fund or in respect of each Fund Portfolio under this Agreement, or otherwise, solely by reason of its having caused a Fund Portfolio to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction of a Fund Portfolio in excess of the amount of commission another member of an exchange, broker or dealer would have charged if Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage and research services provided by such member, broker, or dealer, viewed in terms of that particular transaction or Sub-Adviser’s overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion;

(e) is authorized to consider for investment by each Portfolio Segment securities that may also be appropriate for other funds and/or clients served by Sub-Adviser. To assure fair treatment of each Portfolio Segment and all other clients of Sub-Adviser in situations in which two or more clients’ accounts participate simultaneously in a buy or sell program involving the same security, such transactions will be allocated among each Portfolio Segment and other clients in a manner deemed equitable by Sub-Adviser. Sub-Adviser is authorized to aggregate purchase and sale orders for securities held (or to be held) in each Portfolio Segment with similar orders being made on the same day for other client accounts or portfolios managed by Sub-Adviser. When an order is so aggregated, the actual prices applicable to the aggregated transaction will be averaged and each Portfolio Segment and each other account or portfolio participating in the aggregated transaction will be treated as having purchased or sold its portion of the securities at such average price, and all transaction costs incurred in effecting the aggregated transaction will be shared on a pro-rata basis among the accounts or portfolios (including the Portfolio Segment) participating in the transaction. Adviser and the Fund understand that Sub-Adviser may not be able to aggregate transactions through brokers or dealers designated by Adviser with transactions through brokers or dealers selected by Sub-Adviser, in which event the prices paid or received by each Portfolio Segment will not be so averaged and may be higher or lower than those paid or received by other accounts or portfolios of Sub-Adviser;

(f) will report regularly to Adviser and to the Board of Trustees and will make appropriate persons available for the purpose of reviewing with representatives of Adviser and the Board of Trustees on a regular basis at reasonable times the management of each Portfolio Segment, including without limitation, review of the general investment strategies of each Portfolio Segment, the performance of each Portfolio Segment in relation to standard industry indices, interest rate considerations and general conditions affecting the marketplace, and will provide various other reports from time to time as reasonably requested by Adviser;

(g) will prepare such books and records with respect to each Portfolio Segment’s securities transactions as requested by Adviser and will furnish Adviser and the Fund’s Board of Trustees such periodic and special reports as the Board or Adviser may reasonably request;

(h) will vote all proxies with respect to securities in each Portfolio Segment;

(i) will act upon reasonable instructions from Adviser which, in the reasonable determination of Sub-Adviser, are not inconsistent with Sub-Adviser’s fiduciary duties under this Agreement; and

(j) will not consult with any other sub-adviser of the Fund concerning transactions in securities or other assets for any Fund Portfolio, except that such consultations are permitted between the current and successor sub-advisers of a Fund Portfolio in order to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act.

3. Expenses During the term of this Agreement, Sub-Adviser will provide the office space, furnishings, equipment and personnel required to perform its activities under this Agreement, and will pay all customary management expenses incurred by it in connection with its activities under this Agreement, which shall not include the cost of securities (including brokerage commissions, if any) purchased for each Portfolio Segment.

4. Compensation For the services provided and the expenses assumed under this Agreement, Adviser will pay Sub-Adviser, and Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee computed and paid as set forth in Exhibit 2 - Fee Schedule.

5. Other Services Sub-Adviser will for all purposes herein be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent Adviser, the Fund or a Fund Portfolio or otherwise be deemed an agent of Adviser, the Fund or a Fund Portfolio. Adviser understands and has advised the Fund’s Board of Trustees that Sub-Adviser acts as an investment adviser or sub-investment adviser to other investment companies and other advisory clients. Sub-Adviser understands that during the term of this Agreement Adviser may retain one or more other sub-advisers with respect to any portion of the assets of a Fund Portfolio other than the Portfolio Segment.

6. Affiliated Broker Sub-Adviser or an affiliated person of Sub-Adviser may act as broker for each Fund Portfolio in connection with the purchase or sale of securities or other investments for each Portfolio Segment, subject to: (a) the requirement that Sub-Adviser seek to obtain best execution as set forth above; (b) the provisions of the Investment Advisers Act of 1940, as amended (the “Advisers Act”); (c) the provisions of the Securities Exchange Act of 1934, as amended; and (d) other applicable provisions of law. Subject to the requirements of applicable law and any procedures adopted by the Fund’s Board of Trustees, Sub-Adviser or its affiliated persons may receive brokerage commissions, fees or other remuneration from the Portfolio or the Fund for such services in addition to Sub-Adviser’s fees for services under this Agreement.

Subject to compliance with the Fund’s Rule 17e-1 Procedures, [Futures Procedures] and Rule 10f-3 Procedures, Sub-Adviser may allocate orders for purchase and sale transactions to any broker-dealer affiliated with Sub-Adviser (“Affiliated Broker”); may purchase securities underwritten by an Affiliated Broker; and may cause the Fund to compensate such Affiliated Broker for effecting such transactions.

From time to time Affiliated Broker may be in a position to buy for its other clients securities which are being sold for a Fund or to sell for its other clients securities which are being purchased for a Fund (“agency cross transactions”). Because Sub-Adviser is making the investment decision and Affiliated Broker may be receiving commissions from the parties on both sides of the transaction, there is a potential conflicting division of loyalties and responsibilities. Client hereby acknowledges and agrees that Sub-Adviser and Affiliated Broker may participate in agency cross transactions and that Affiliated Broker may receive compensation from both parties to the transaction in connection therewith.

Client may revoke any or all of the consents and authorizations given hereby at any time and without penalty by providing written notice to Sub-Adviser.

7. Representations of Sub-Adviser Sub-Adviser is registered with the Securities and Exchange Commission under the Advisers Act. Sub-Adviser shall remain so registered throughout the term of this Agreement and shall notify Adviser immediately if Sub-Adviser ceases to be so registered as an investment adviser. Sub-Adviser: (a) is duly organized and validly existing under the laws of the state of its organization with the power to own and possess its assets and carry on its business as it is now being conducted, (b) has the authority to enter into and perform the services contemplated by this Agreement, (c) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (d) has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform its services under this Agreement, and (e) will promptly notify Adviser of the occurrence of any event that would disqualify it from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act.

8. Books and Records Sub-Adviser will maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to each Portfolio Segment’s investments that are required to be maintained by the Fund pursuant to the requirements of paragraphs (b)(5), (b)(6), (b)(7), (b)(9), (b)(10) and (f) of Rule 31a-1 under the 1940 Act. Sub-Adviser agrees that all books and records which it maintains for each Fund Portfolio or the Fund are the property of the Fund and further agrees to surrender promptly to the Adviser or the Fund any such books, records or information upon the Adviser’s or the Fund’s request (provided, however, that Sub-Adviser may retain copies of such records). All such books and records shall be made available, within five business days of a written request, to the Fund’s accountants or auditors during regular business hours at Sub-Adviser’s offices. Adviser and the Fund or either of their authorized representatives shall have the right to copy any records in the possession of Sub-Adviser which pertain to each Fund Portfolio or the Fund. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, all such books, records or other information shall be returned to Adviser or the Fund (provided, however, that Sub-Adviser may retain copies of such records as required by law).

Sub-Adviser agrees that it will not disclose or use any records or confidential information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement or in writing by Adviser or the Fund, or if such disclosure is required by federal or state regulatory authorities. Sub-Adviser may disclose the investment performance of each Portfolio Segment, provided that such disclosure does not reveal the identity of Adviser, each Fund Portfolio or the Fund or the composition of each Portfolio Segment. Sub-Adviser may, however, disclose that Adviser, the Fund and each Fund Portfolio are its clients.

9. Code of Ethics Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1(b) and (c) under the 1940 Act and will provide Adviser and the Fund with a copy of such code. Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, the president or a vice president of Sub-Adviser shall certify to Adviser or the Fund that Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous quarter and that there have been no violations of Sub-Adviser’s code of ethics or, if any violation has occurred that is material to the Fund, the nature of such violation and of the action taken in response to such violation.

10. Limitation of Liability Neither Sub-Adviser nor any of its directors, officers, stockholders, agents or employees shall have any liability to Adviser, the Fund or any shareholder of the Fund for any error of judgment, mistake of law, or loss arising out of any investment, or for any other act or omission in the performance by Sub-Adviser of its duties hereunder, except for liability resulting from willful misfeasance, bad faith, or gross negligence on Sub-Adviser’s part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement, except to the extent otherwise provided in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services.

11. Term and Termination This Agreement shall become effective with respect to each Portfolio Segment on September 30, 2006, and shall remain in full force until August 31, 2007 unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter with respect to each Fund Portfolio, but only as long as such continuance is specifically approved for each Fund Portfolio at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for a Fund Portfolio, Sub-Adviser may continue to serve in such capacity for such Fund Portfolio in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

This Agreement shall terminate as follows:

(a) This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act) and may be terminated at any time without the payment of any penalty by Adviser or by Sub-Adviser on sixty days written notice to the other party. This Agreement may also be terminated by the Fund with respect to each Fund Portfolio by action of the Board of Trustees or by a vote of a majority of the outstanding voting securities of each Fund Portfolio (as defined in the 1940 Act) on sixty days written notice to Sub-Adviser by the Fund.

(b) This Agreement may be terminated with respect to each Fund Portfolio at any time without payment of any penalty by Adviser, the Board of Trustees or a vote of majority of the outstanding voting securities of such Fund Portfolio in the event that Sub-Adviser or any officer or director of Sub-Adviser has taken any action which results in a material breach of the covenants of Sub-Adviser under this Agreement.

(c) This Agreement shall automatically terminate in the event the Investment Management Agreement between Adviser and the Fund with respect to a Fund Portfolio is terminated, assigned or not renewed.

Termination of this Agreement shall not affect the right of Sub-Adviser to receive payments of any unpaid balance of the compensation described in Section 4 earned prior to such termination.

12. Notice Any notice under this Agreement by a party shall be in writing, addressed and personally delivered, mailed postage prepaid, or sent by facsimile transmission with confirmation of receipt, to the other party at such address as such other party may designate for the receipt of such notice.

13. Limitations on Liability All parties are expressly put on notice of the Fund’s Agreement and Declaration of Trust and all amendments thereto, and the limitation of shareholder and trustee liability contained therein. The obligations of the Fund entered into in the name or on behalf thereof by any of its Trustees, representatives or agents are made not individually but only in such capacities and are not binding upon any of the Trustees, officers, or shareholders of the Fund individually but are binding upon only the assets and property of the Fund, and persons dealing with the Fund must look solely to the assets of the Fund and those assets belonging to each Fund Portfolio for the enforcement of any claims.

14. Adviser Responsibility Adviser will provide Sub-Adviser with copies of the Fund’s Declaration of Trust, By-laws, prospectus, and Statement of Additional Information and any amendment thereto, and any objectives, policies or limitations not appearing therein as they may be relevant to Sub-Adviser’s performance under this Agreement; provided, however, that no changes or modifications to the foregoing shall be binding on Sub-Adviser until it is notified thereof.

15. Arbitration of Disputes Any claim or controversy arising out of or relating to this Agreement which is not settled by agreement of the parties shall be settled by arbitration in Santa Monica, California before a panel of three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The parties agree that such arbitration shall be the exclusive remedy hereunder, and each party expressly waives any right it may have to seek redress in any other forum. Any arbitrator acting hereunder shall be empowered to assess no remedy other than payment of fees and out-of-pocket damages. Each party shall bear its own expenses of arbitration, and the expenses of the arbitrators and of a transcript of any arbitration proceeding shall be divided equally between the parties. Any decision and award of the arbitrators shall be binding upon the parties, and judgment thereon may be entered in the Superior Court of the State of California or any other court having jurisdiction. If litigation is commenced to enforce any such award, the prevailing party will be entitled to recover reasonable attorneys’ fees and costs.

16. Miscellaneous This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and may be amended only by written consent of both parties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement will be binding upon and shall inure to the benefit of the parties and their respective successors.

17. Applicable Law This Agreement shall be construed in accordance with applicable federal law and (except as to Section 10 above which will be construed in accordance with Delaware law) the laws of the state of California.

Adviser and Sub-Adviser have caused this Agreement to be executed as of the date and year first above written.

WILSHIRE ASSOCIATES	BLACKROCK FINANCIAL
INCORPORATED	MANAGEMENT

By	By
Title	Title

EXHIBIT 1

FUND PORTFOLIO LISTING

Wilshire Variable Insurance Trust Income Fund

EXHIBIT 2

FEE SCHEDULE

Adviser shall pay Sub-Adviser, promptly after receipt by Adviser of its advisory fee from the Fund with respect to each Fund Portfolio each calendar month during the term of this Agreement, a fee based on the average daily net assets of each Portfolio Segment, at the following annual rate:

Wilshire Variable Insurance Trust Income Fund

0. %	on the first $100 million in assets under management
0. %	on the next $100 million
0. %	on the next $100 million
0. %	on the next $200 million
0. %	on the balance

Sub-Adviser’s fee shall be accrued daily at 1/365th of the annual rate set forth above. For the purpose of accruing compensation, the net assets of each Portfolio Segment will be determined in the manner and on the dates set forth in the current prospectus of the Fund with respect to each Fund Portfolio and, on days on which the net assets are not so determined, the net asset value computation to be used will be as determined on the immediately preceding day on which the net assets were determined. Upon the termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rata basis through the date of termination and paid within thirty business days of the date of termination.

APPENDIX B

The following table sets forth, as of December 1, 2006, the holders of the capital stock of the Fund known by the Fund to own, control or hold with power to vote 5% or more of its outstanding securities. Since the listed insurance company registered separate accounts’ voting rights are passed through to contract owners, the insurance companies themselves do not exercise voting control over the shares held in those accounts.

	Type of Ownership	% of Shares
INCOME FUND:
Wilshire VIT Balanced Fund C/o PFPC 760 Moore Road King of Prussia, PA 19406-1212	Record	79.56%

Horace Mann Life Insurance Company Separate Account One Horace Mann Plaza Springfield, Illinois 62715	Record	19.83%

B-1